Exhibit 99.1
For immediate release
ZONAGEN AWARDS CLINICAL STUDY CONTRACTS FOR NEXT U.S. TRIALS OF PROELLEX™ AND ANDROXAL™
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Sept. 12, 2005—Zonagen, Inc. (Nasdaq:ZONA) (PCX:ZONA) today announced that the Company has awarded contracts for its next planned US studies for both Proellex™ and Androxal™. Pending review by the FDA this fall, Zonagen intends to conduct a 150 patient Phase II trial of Proellex™ for the treatment of uterine fibroids and a 210 patient Phase III trial of Androxal™ for the treatment of testosterone deficiency. The Company currently plans on using up to 20 clinical sites for each study. Upon successful completion of three month preclinical safety studies, Zonagen hopes to submit the IND for a Phase II trial of Proellex™ and the IND update and Special Protocol Assessment (SPA) for the Androxal™ trial over the next several weeks. Assuming the submissions are acceptable to the FDA, dosing should commence for both studies before the end of 2005.
     Pharm-Olam International Ltd (“POI”) has been awarded the contracts for both of the planned studies. POI is a privately owned, full service, multi-national CRO with corporate headquarters in Houston, Texas. POI was founded in 1994 and now has clinical services in over 40 countries including the United States, Eastern Europe, Western Europe, Russia, South Africa and Latin America. POI has a proven track record in conducting trials at all stages of the drug development process, from pre-clinical up to and including phase IV studies. POI’s clients include both large pharmaceutical companies as well as biotech organizations. Investigators and patients interested in participating in either of the studies should contact Dr. Fred Lowrey, Director of Clinical Affairs for POI. Dr. Lowrey’s number at POI is 713-463-8075.
     The 150 patient Proellex™ study is designed to assess both improvement of symptoms associated with uterine fibroids as well as effects on the fibroid itself. The study will test two doses of Proellex™ versus placebo in a double-blind design. The study is of 12 week duration, and pending outcomes from both six month rodent and nine month dog studies, results from this Phase II study and subsequent FDA review, patients may be rolled over into a long term open label trial in order to assess the continued safety and efficacy of Proellex™. Doses to be used in this trial were previously tested in a 30 patient, 12-week study of Proellex™ in women with uterine fibroids. That study was conducted in Europe. In the study, Proellex™ exhibited positive effects on fibroid size, bleeding and pain associated with the condition. The drug was well tolerated over the course of the study. Proellex™ is a once-a-day oral therapy.
     The 210 patient Androxal™ study is designed to assess both the improvement in testosterone levels and certain symptoms associated with low testosterone in men diagnosed with secondary hypogonadism. The study will test two doses of Androxal™ versus placebo in a double-blind design. The study is of 12 week duration, and pending outcomes from both six month rodent and nine month dog studies, results from this Phase III study and subsequent FDA review, patients may be rolled over into a long term open label trial in order to assess the continued safety and efficacy of Androxal™. Doses to be used in this trial were previously tested in a 52 patient, 2-week study of Androxal™ in men with secondary hypogonadism. That study was conducted in the US. In the study, Androxal™ exhibited positive effects on inducing restoration of normal testicular function as evidenced by achievement of normal testosterone levels. The drug was well tolerated over the course of the study. Androxal™ is a once-a-day oral therapy.
ABOUT ZONAGEN
     Zonagen is a clinical stage biopharmaceutical company engaged in the development of new drugs to treat hormonal and reproductive system disorders.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, the need for additional funding in order to complete clinical trials for Proellex™ and Androxal™, our reliance on independent contractors for development and manufacturing needs, and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447